Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Focus Universal, Inc.

We consent to the inclusion in the Pre-Effective Amendment No. 5 to the Form S-1 Registration Statement of Focus Universal, Inc. (the “Company”) our report dated April 20, 2021 relating to our audits of the consolidated balance sheets as of December 31, 2020 and 2019, and consolidated statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2020 and 2019.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ BF Borgers CPA PC

Certified Public Accountants

Lakewood, Colorado

September 3, 2021